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                                                                     EXHIBIT 3.1


           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                      OF

                                METROCALL, INC.




It is hereby certified that:

            1. The name of the corporation (hereinafter called the "Corporation") is

                  Metrocall, Inc.

            2. The certificate of incorporation of the Corporation is hereby amended by striking out Article 4.1 thereof and by substituting in lieu of said Article 4.1 the following new Article 4.1:

            4.1 Authorized Shares

                  The total number of shares of all classes of stock that the
            Corporation shall have the authority to issue is 101,000,000 shares, of which 1,000,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the "Preferred Stock"), and 100,000,000 shall be classified as shares of Common Stock par value $0.01 per share ("Common Stock"). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

            3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Signed on October 1, 1998.


                                          /s/ William L. Collins, III
                                          ---------------------------
                                        William L. Collins, III
                                          President